UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 26, 2015

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2015, Edwin H. Goldman notified the Board of Directors of TETRA Technologies, Inc. (the “Company”) that he was retiring and resigned from his position as Senior Vice President of the Company, effective as of January 26, 2015.

In connection with his retirement, Mr. Goldman and the Company entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Goldman will remain employed by the Company and provide transition services through July 26, 2015 as requested by the Company. In addition, subject to the terms and conditions set forth in the Separation Agreement, Mr. Goldman will receive a lump-sum payment of $300,000, less legally required withholdings. The Separation Agreement contains a confidentiality provision and imposes other obligations on Mr. Goldman during and after the termination of the Separation Agreement and, subject to the terms set forth therein, extends the period during which his vested stock options may be exercised after termination of his employment. The Separation Agreement also terminates the Change of Control Agreement, dated May 31, 2013, between Mr. Goldman and the Company.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

Also on January 26, 2015, the Company issued a press release announcing that Peter J. Pintar, TETRA’s current Senior Vice President - Corporate Strategy and Development, will be assuming Mr. Goldman’s duties, effective January 26, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Separation and Release Agreement, dated January 26, 2015.
99.1	Press Release, dated January 26, 2015, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: January 30, 2015

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation and Release Agreement, dated January 26, 2015
99.1	Press Release, dated January 26, 2015, issued by TETRA Technologies, Inc.

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